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                                  EXHIBIT 23

Auditor's Consent

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cyber-Care, Inc. 1996 Employee Stock Option Plan, Cyber-Care, Inc. 1996 Stock Option Plan for Officers and Directors, Cyber-Care, Inc. 1999 Incentive Stock Option Plan as Amended, Cyber-Care, Inc. Amended and Restated Directors' and Executive Officers' Stock Option Plan and the Cyber-Care, Inc. Retirement Savings Plan and Trust and (Form S-3) of Cyber-Care, Inc. and in the related Prospectus of our report dated February 27, 2001, with respect to the consolidated financial statements of Cyber-Care, Inc. included in this Annual Report (Form 10-KSB) for the year ended December 31, 2000.



Ernst & Young LLP